Exhibit 99.1

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
www.ecolab.com

ECOLAB DIRECTOR NOMINEES ELECTED;

ANNUAL MEETING RESULTS ANNOUNCED

ST. PAUL, Minn. — May 3, 2012 — Ecolab Inc. stockholders elected the slate of five director nominees for a term ending in 2013:  Leslie S. Biller, Jerry A. Grundhofer, Michael Larson, Victoria J. Reich and John J. Zillmer.  Each nominee received more than 90% of the shares cast.

In other action at today’s meeting, the company’s stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab’s independent registered public accounting firm for 2012; approved amendments to the Ecolab Inc. Restated Certificate of Incorporation to eliminate super-majority voting; and approved on an advisory basis the compensation of executives disclosed in the proxy statement.  Each of those agenda items received at least 97% of the shares cast.  Also at the meeting, two advisory stockholder proposals were voted upon:  a stockholder proposal requesting the Board of Directors to provide an annual advisory vote on electioneering, political contributions and communication expenditures received less than 5% of the shares cast and was not approved; and a stockholder proposal requesting the Board to adopt a rule to redeem any current or future stockholder rights plan unless such plan is submitted to a stockholder vote within 12 months received 68% of the shares cast and was approved.

The final vote tabulation on all matters at today’s meeting will be reported to the U.S. Securities Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s web site.

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries.  For more news and information, visit www.ecolab.com.

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Contact:

Michael Monahan

651-293-2809

May 3, 2012

(ECL-C)